CONTACT:	C.R. Cloutier or Teri S. Stelly
TELEPHONE:	(337) 237-8343
RELEASE DATE:	April 23, 2009

MidSouth Bancorp, Inc. Reports First Quarter 2009 Earnings
Lafayette, La.

Lafayette, La. April 23, 2009  MidSouth Bancorp, Inc. (NYSE Amex: MSL) today reported net income available to common shareholders of $956,000 for the first quarter ended March 31, 2009, a decrease of  20.3% from net income of $1,199,000 reported for the first quarter of 2008 and 10.2% below net income of $1,064,000 reported for the fourth quarter of 2008.  Diluted earnings per share for the first quarter of 2009 were $0.14 per share, a decrease of 22.2% from the $0.18 per share for the first quarter of 2008 and 12.5% below the $0.16 per share for the fourth quarter of 2008.  In the first quarter of 2009, the Company recorded $277,000 in dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued to the U. S. Department of the Treasury on January 9, 2009 under the Capital Purchase Plan.

Net interest income for the first quarter of 2009 increased $852,000 in comparison to the first quarter of 2008 due to a $2.4 million decrease in interest expense which was partially offset by a $1.5 million decrease in interest income.  The improvement in net interest income was offset by a $973,000 increase in non-interest expenses, primarily in occupancy expenses, group health insurance costs and increased FDIC deposit insurance premiums.  Non-interest income decreased $57,000 in prior year quarterly comparison primarily due to a one-time payment of $131,000 received from VISA during the first quarter of 2008.  The payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with its initial public offering.   A $200,000 decrease in provision for loan losses in quarterly comparison, contributed to the $34,000 improvement to net earnings before dividends on preferred stock for the first quarter of 2009.

In linked quarter comparison, net earnings before dividends on preferred stock increased $169,000.  Net interest income decreased $93,000 as an $824,000 decline in interest income on loans was mostly offset by an $812,000 reduction in interest expense on deposits and borrowings.  Interest income on investment securities and other interest earning assets declined in linked quarter comparison by $81,000 due primarily to calls and maturities within the portfolio.  Non-interest income decreased $225,000 primarily due to a lower volume of insufficient funds transactions on deposit accounts in the first quarter of 2009 compared to the fourth quarter of 2008.  A $1 million decrease in provision for loan losses offset the decline in revenue and a $599,000 increase in tax expense in the linked quarter comparison.  Tax expense was reduced in the fourth quarter of 2008 due to a lower effective tax rate that resulted from decreased earnings combined with sustained tax-exempt interest income on municipal securities within the investment portfolio.  Additionally, a Work Opportunity Tax Credit was applied to tax expense in the fourth quarter of 2008, which further reduced the expense by $149,000.  Non-interest expense decreased $86,000 as decreases in marketing expense, occupancy costs and expenses on other real estate owned offset increases in salaries and benefits costs, FDIC insurance premiums and professional fees.

First quarter 2009 earnings were impacted by a $1.0 million provision for loan losses as a result of net charge-offs totaling $785,000 for the quarter, combined with credit downgrades and increased risk factors.   During the first quarter of 2009, $6.4 million in loans were placed on nonaccrual status, $5.7 million of which is attributable to one shared national participation credit in the Company’s Baton Rouge market.  The $5.7 million credit was identified as a potential problem loan in the fourth quarter of 2008 and was a contributing factor in the $2.0 million recorded as provision expense in that quarter.  Of the total $15.7 million in nonaccrual loans reported at March 31, 2009, $13.9 million, or 88.5%, are real estate credits in the Baton Rouge market and are continually monitored by the Company’s risk management officers.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on the first quarter of 2009 noted, “We have spent the first quarter of 2009 working hard within our communities and with our creditors and depositors to manage the challenges presented by the downturn in the economy.  We will continue that effort and will overcome these challenges as we did in the mid-80’s.  MidSouth Bank survived that downturn and we will survive this one, knowing that these challenges serve to make us more astute as we look toward a brighter future.”

The Company’s total assets for the first quarter ended March 31, 2009 were $923.1 million, a 1.5% decrease from the $937.0 million in total assets recorded at March 31, 2008.  Deposits were $769.4 million as of March 31, 2009, a decrease of $48.6 million, or 5.9%, from the $818.0 million as of March 31, 2008.  The decrease in deposits occurred primarily in the Company’s commercial platinum money market accounts as interest rates on the accounts were lowered in the second half of 2008 in response to further rate cuts by the Federal Open Market Committee (“FOMC”).  Total loans were $597.2 million, an increase of $27.5 million, or 4.8%, from $569.7 million as of March 31, 2008.  Nonperforming assets to total assets were 1.96% as of March 31, 2009, compared to 0.49 % for the first quarter of 2008.

Earnings Analysis

Net Interest Income.  Net interest income totaled $10,126,000 for the first quarter of 2009, an increase of 9.2%, or $852,000, from the $9,274,000 reported for the first quarter of 2008.  The improvement in net interest income resulted primarily from a decrease of $2.4 million in interest expense which offset a decrease of $1.5 million in interest income.  The impact to interest income of a $31.6 million increase in the average volume of loans, from $569.2 million at March 31, 2008 to $600.8 million at March 31, 2009, was offset by a 146 basis point reduction in the average yield on loans in quarterly comparison.  The average yields on loans declined from 8.48% in the first quarter of 2008 to 7.02% in the first quarter of 2009 as New York Prime (“Prime”) fell 200 basis points, from 5.25% to 3.25% during the same period.  The average volume of investment securities, including federal funds sold and other interest earning assets, increased $5.8 million in quarterly comparison, while the taxable-equivalent yield increased 16 basis points, from 4.76% to 4.92%.

The decrease in interest expense in quarterly comparison resulted from a 148 basis point decrease in the average rate paid on interest-bearing liabilities combined with a $3.9 million decrease in the average volume of interest-bearing liabilities in quarterly comparison.  The decrease in interest-bearing liabilities was primarily in commercial platinum money market deposits and was partially offset by increases in the average volume of repurchase agreements, federal funds purchased and short term borrowings.  The taxable-equivalent net interest margin improved 25 basis points, from 4.88% for the first quarter of 2008 to 5.13% for the first quarter of 2009.

In linked quarter comparison, an $824,000 decline in interest income on loans was offset by an $812,000 reduction in interest expense on interest bearing deposits and borrowings.  The impact to interest income on loans of a $5.0 million increase in average loan volume was offset by a 47 basis point decline in the average yield on loans, from 7.49% for the fourth quarter of 2008 to 7.02% for the first quarter of 2009.  Interest income on investment securities and other interest earning assets decreased $81,000, primarily as a result of calls and maturities within the investment portfolio.  The average volume of securities and other interest earning assets, including federal funds sold, equity securities and time deposits in banks, decreased $10.2 million.  Average taxable-equivalent yields on securities and other interest earning assets improved 17 basis points, from 4.75% in the fourth quarter of 2008 to 4.92% in the first quarter of 2009.  Interest expense decreased $812,000 primarily due to a $17.4 million decline in the average volume of interest bearing deposits and a 41 basis point decrease in the average rate paid on interest bearing deposits, from 1.97% to 1.56%  in linked quarter comparison.  Net interest income decreased $93,000 from the fourth quarter of 2008 to the first quarter of 2009, despite a taxable-equivalent net interest margin improvement of 8 basis points, from 5.05% to 5.13%, respectively.

Non-interest income.  Non-interest income for the first quarter of 2009 totaled $3.5 million, or 1.6 % below the $3.6 million earned in the first quarter of 2008 and 6.0% below the $3.8 million earned in the fourth quarter of 2008.   The decrease in prior-year quarterly comparison resulted primarily from a one-time payment totaling $131,000 received from VISA during the first quarter of 2008.  The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with an initial public offering.  Net of the VISA payment, service charges on deposit accounts increased $18,000 and ATM and debit card income increased $166,000 in quarterly comparison.

In linked-quarter comparison, non-interest income decreased $225,000 primarily due to a decrease of $210,000 in insufficient funds fees on deposit accounts due to a decrease in the volume of insufficient funds transactions processed.

Operating Expenses.  Non-interest expense increased $973,000 in prior-year quarterly comparison, primarily due to increased occupancy expenses, group health insurance costs, and FDIC insurance premiums.  Although the number of full-time equivalent employees decreased to 418 at March 31, 2009, from 423 at March 31, 2008, salaries and benefits costs increased $301,000, primarily due to a $269,000 increase in group health insurance.  Occupancy expenses increased $385,000, primarily due to increases in lease expense and depreciation expense on premises and equipment.  Additional increases were recorded in FDIC insurance premiums ($214,000) due to increased premium rates assessed and in professional fees ($131,000), which included subscription and other costs associated with the on-going implementation of a Customer Relationship Management (“CRM”) system.

 In linked-quarter comparison, non-interest expenses decreased $86,000 as decreases in marketing expense, occupancy costs and expenses on other real estate owned offset increases in salaries and benefits costs, FDIC insurance premiums and professional fees.

Asset Quality.  At March 31, 2009, nonperforming assets, including loans past due 90 days and over and still accruing, totaled $18.1 million, or 1.96% of total assets, as compared to the $4.6 million, or 0.49% of total assets recorded at March 31, 2008.  The increase in non-performing assets in prior year comparison resulted primarily from an increase of $13.8 million in nonaccrual loans and a $640,000 net increase in other real estate owned and other assets repossessed, partially offset by a $1.0 million reduction in loans past due 90 days and over and still accruing.

Allowance coverage for nonperforming loans was 45.99% at March 31, 2009, compared to 146.86% at March 31, 2008.  Net charge-offs were 0.13% of total loans for the first quarter 2009 compared to 0.12 % the first quarter of 2008.  Management’s most recent analysis of the Allowance for Loan and Lease Losses (“ALLL”) indicated that the ALLL/total loans ratio of 1.31% was appropriate at March 31, 2009.  The ALLL/total loans ratio was 1.08% at March 31, 2008 and 1.25% at December 31, 2008.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with 35 locations in Louisiana and Texas and more than 170 ATMs.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals and to small and middle market businesses.

Established in 1985, the Company has 27 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Larose, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma.  Additionally, the Company has 7 full-service offices in the southeast region of Texas, including Beaumont (3), Conroe, Houston, Vidor, and College Station.   It also has a mortgage loan center in Conroe.

MidSouth Bancorp’s common stock is traded on the New York Stock Exchange (NYSE Amex) under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, the Company’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	March 31,		%	December 31,	%
EARNINGS DATA	2009	2008	Change	2008	Change
Total interest income	$12,794	$14,312	-10.6%	$13,699	-6.6%
Total interest expense	2,668	5,038	-47.0%	3,480	-23.3%
Net interest income	10,126	9,274	9.2%	10,219	-0.9%
Provision for loan losses	1,000	1,200	-16.7%	2,000	-50.0%
Non-interest income	3,530	3,587	-1.6%	3,755	-6.0%
Non-interest expense	11,266	10,293	9.5%	11,352	-0.8%
Provision for income tax	157	169	-7.1%	(442)	-135.5%
Net income	1,233	1,199	2.8%	1,064	15.9%
Dividends on preferred stock	277	-	100.0%	-	100.0%
Net income available to common shareholders	$956	$1,199	-20.3%	$1,064	-10.2%

PER COMMON SHARE DATA
Basic earnings per share	$0.14	$0.18	-22.2%	$0.16	-12.5%
Diluted earnings per share	$0.14	$0.18	-22.2%	$0.16	-12.5%

Book value at end of period	$11.28	$10.65	5.9%	$11.04	2.2%
Market price at end of period	$10.24	$18.70	-45.2%	$12.75	-19.7%
Weighted avg shares outstanding
Basic	6,617,341	6,585,747	0.5%	6,614,263	0.0%
Diluted	6,627,367	6,621,917	0.1%	6,633,143	-0.1%

AVERAGE BALANCE SHEET DATA
Total assets	$922,090	$884,158	4.3%	$923,059	-0.1%
Earning assets	837,350	799,961	4.7%	842,541	-0.6%
Loans and leases	600,782	569,154	5.6%	595,765	0.8%
Interest-bearing deposits	566,005	591,775	-4.4%	583,453	-3.0%
Total deposits	758,325	765,884	-1.0%	776,201	-2.3%
Total stockholders' equity (1)	93,853	69,901	34.3%	70,274	33.6%

SELECTED RATIOS	3/31/2009	3/31/2008		12/31/2008
Return on average assets	0.42%	0.55%	-23.6%	0.46%	-8.7%
Return on average total equity	4.13%	6.90%	-40.1%	6.02%	-31.4%
Return on average realized equity (2)	4.27%	7.06%	-39.5%	5.88%	-27.4%
Average equity to average assets	10.18%	7.91%	28.7%	7.61%	33.8%
Leverage capital ratio	10.66%	8.44%	26.3%	8.38%	27.2%
Taxable-equivalent net interest margin	5.13%	4.88%	5.1%	5.05%	1.6%

CREDIT QUALITY
Allowance for loan losses as a % of total loans	1.31%	1.08%	21.3%	1.25%	4.8%
Nonperforming assets to total assets	1.96%	0.49%	300.0%	1.17%	67.5%
Annualized net YTD charge-offs to total loans	0.13%	0.12%	9.5%	0.40%	-67.1%

(1) On January 9, 2009, the Company participated in the Capital Purchase Plan of the U. S. Department of the Treasury, which added $20 million in capital for the purpose of funding loans.
(2) Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	March 31,	March 31,	%	December 31,	September 30,
	2009	2008	Change	2008	2008
Assets
Cash and cash equivalents	$36,981	$115,651	-68.0%	$24,786	$28,853
Securities available-for-sale	212,515	181,618	17.0%	225,944	222,478
Securities held-to-maturity	4,677	9,747	-52.0%	6,490	7,534
Total investment securities	217,192	191,365	13.5%	232,434	230,012
Total loans	597,209	569,745	4.8%	608,955	579,454
Allowance for loan losses	(7,802)	(6,130)	27.3%	(7,586)	(6,270)
Loans, net	589,407	563,615	4.6%	601,369	573,184
Premises and equipment	40,219	39,967	0.6%	40,580	40,349
Time deposits held in banks	9,023	-	100.0%	9,023	15,000
Goodwill and other intangibles	9,572	9,718	-1.5%	9,605	9,637
Other assets	20,697	16,714	23.8%	19,018	19,467
Total assets	$923,091	$937,030	-1.5%	$936,815	$916,502

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$198,803	$184,109	8.0%	$199,899	$190,770
Interest bearing deposits	570,625	633,895	-10.0%	566,805	580,341
Total deposits	769,428	818,004	-5.9%	766,704	771,111
Securities sold under agreements to repurchase and other short term borrowings	37,612	27,662	36.0%	75,876	54,041
Junior subordinated debentures	15,465	15,465	-	15,465	15,465
Other liabilities	6,875	5,568	23.5%	5,726	5,381
Total liabilities	829,380	866,699	-4.3%	863,771	845,998
Total shareholders' equity (1)	93,711	70,331	33.2%	73,044	70,504
Total liabilities and shareholders' equity	$923,091	$937,030	-1.5%	$936,815	$916,502

(1) On January 9, 2009, the Company participated in the Capital Purchase Plan of the U. S. Department of the Treasury, which added $20 million in capital for the purpose of funding loans.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended
INCOME STATEMENT	March 31,		%
	2009	2008	Change

Interest income	$12,794	$14,312	-10.6%
Interest expense	2,668	5,038	-47.0%
Net interest income	10,126	9,274	9.2%
Provision for loan losses	1,000	1,200	-16.7%
Service charges on deposit accounts	2,387	2,370	0.7%
Other charges and fees	1,143	1,217	-6.1%
Total non-interest income	3,530	3,587	-1.6%
Salaries and employee benefits	5,479	5,178	5.8%
Occupancy expense	2,335	1,950	19.7%
Other non-interest expense	3,452	3,165	9.1%
Total non-interest expense	11,266	10,293	9.5%
Income before income taxes	1,390	1,368	1.6%
Provision for income taxes	157	169	-7.1%
Net income	1,233	1,199	2.8%
Dividends on preferred stock	277	-	100.0%
Net income available to common shareholders	$956	$1,199	-20.3%

Earnings per share, diluted	$0.14	$0.18	-22.2%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	First	Fourth	Third	Second	First
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2009	2008	2008	2008	2008
Interest income	$12,794	$13,699	$13,635	$13,827	$14,312
Interest expense	2,668	3,480	3,579	3,988	5,038
Net interest income	10,126	10,219	10,056	9,839	9,274
Provision for loan losses	1,000	2,000	500	855	1,200
Net interest income after provision for loan loss	9,126	8,219	9,556	8,984	8,074
Total non-interest income	3,530	3,755	3,981	3,805	3,587
Total non-interest expense	11,266	11,352	11,235	11,094	10,293
Income before income taxes	1,390	622	2,302	1,695	1,368
Income taxes	157	(442)	445	278	169
Net income	1,233	1,064	1,857	1,417	1,199
Dividends on preferred stock	277	-	-	-	-
Net income available to common shareholders	$956	$1,064	$1,857	$1,417	$1,199

Earnings per share, basic	$0.14	$0.16	$0.28	$0.22	$0.18
Earnings per share, diluted	$0.14	$0.16	$0.28	$0.21	$0.18
Book value per share	$11.28	$11.04	$10.65	$10.54	$10.65
Return on average equity	4.13%	6.02%	10.29%	8.05%	6.90%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	March 31,	March 31,	%	December 31,	September 30,
	2009	2008	Change	2008	2008
Composition of Loans
Commercial, financial, and agricultural	$202,315	181,540	11.4%	$210,058	$185,842
Lease financing receivable	7,377	7,115	3.7%	8,058	5,239
Real estate - mortgage	236,594	205,875	14.9%	234,588	226,321
Real estate - construction	64,389	86,998	-26.0%	65,327	69,570
Installment loans to individuals	85,604	87,347	-2.0%	89,901	91,356
Other	930	870	6.9%	1,023	1,126

Total loans	$597,209	$569,745	4.8%	$608,955	$579,454

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	March 31,	March 31,	%	December 31,	September 30,
	2009	2008	Change	2008	2008
Asset Quality Data
Nonaccrual loans	$15,713	$1,899	727.4%	$9,355	$8,112
Loans past due 90 days and over	1,250	2,275	-45.1%	1,005	1,189
Total nonperforming loans	16,963	4,174	306.4%	10,360	9,301
Other real estate owned	843	143	489.5%	329	643
Other foreclosed assets	255	315	-19.0%	306	453
Total nonperforming assets	$18,061	$4,632	289.9%	$10,995	$10,397

Nonperforming assets to total assets	1.96%	0.49%	300.0%	1.17%	1.13%
Nonperforming assets to total loans + OREO + other foreclosed assets	3.02%	0.81%	272.8%	1.80%	1.79%
ALLL to nonperforming loans	45.99%	146.86%	-68.7%	73.22%	67.41%
ALLL to total loans	1.31%	1.08%	21.3%	1.25%	1.08%

Year-to-date charge-offs	$856	$691	23.9%	$2,624	$1,872
Year-to-date recoveries	71	9	688.9%	192	125
Year-to-date net charge-offs	$785	$682	15.1%	$2,432	$1,747
Annualized net YTD charge-offs to total loans	0.13%	0.12%	9.5%	0.40%	0.61%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2009			March 31, 2008

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$101,777	$1,146	4.50%	$79,211	$960	4.85%
Tax-exempt securities	119,825	1,614	5.39%	108,933	1,474	5.41%
Equity securities	4,308	33	3.06%	3,693	31	3.36%
Federal funds sold	1,587	1	0.25%	38,970	274	2.78%
Loans	600,782	10,398	7.02%	569,154	12,006	8.48%
Other interest earning assets	9,071	75	3.35%	-	-
Total interest earning assets	837,350	13,267	6.43%	799,961	14,745	7.41%
Noninterest earning assets	84,740			84,197
Total assets	$922,090			$884,158

Interest bearing liabilities:
Deposits	$566,005	$2,174	1.56%	$591,775	$4,478	3.04%
Repurchase agreements and federal
funds purchased	30,899	205	2.69%	26,150	212	3.21%
Short term borrowings	18,756	23	0.50%	1,663	16	3.81%
Junior subordinated debentures	15,465	266	6.88%	15,465	332	8.49%
Total interest bearing liabilities	631,125	2,668	1.71%	635,053	5,038	3.19%
Noninterest bearing liabilities	197,112			179,204
Shareholders' equity	93,853			69,901
Total liabilities and shareholders' equity	$922,090			$884,158

Net interest income (TE) and margin		$10,599	5.13%		$9,707	4.88%

Net interest spread			4.72%			4.22%